                                  EXHIBIT 10.47
                   OFFER OF EMPLOYMENT LETTER FROM THE COMPANY
                                TO CHARLES SHARP



September 24, 1999



Charles Sharp
3 Thomas Rice Drive
Westboro, MA 01581


Dear Chuck:

All of us here at ENCAD are pleased to offer you the position of Vice President, Supplies Operations, reporting to Michael Steep, Executive Vice President and Chief Operating Officer. This is an exempt position which pays ** bi-weekly (** annually). Other parameters of the offer are as follows:

- Participation in the 1999 Sales Incentive Plan: Annual Target $50,000. This amount will be prorated based on your start date.

- A non-recoverable draw against your 1999/2000 Sales Incentive Plan for a period of six months in the amount of ** per month. After the expiration of this six month period, you will receive a recoverable draw against the remainder of your 2000 Sales Incentive Plan in the amount of ** per month.

- ENCAD will grant you Stock Options in the amount of ** shares. The price per share of these options will be determined by the fair market value on the date of grant under the terms of ENCAD's Stock Option Plan. The Stock Option Plan has been approved by the Board of Directors and shareholders.
     A meeting to explain your stock option will be held shortly after you begin work. Key employees who participate in the stock option plan will be expected to give their full professional effort to the Company. Any outside consulting is discouraged except when done through ENCAD.

- One-time sign on bonus in the gross amount of **. The sign on bonus paid by the company to you will be refunded by you if you elect to terminate your employment with ENCAD, or if you are terminated for cause or poor performance before you have been employed with the company for a period of one year. Refunds shall be calculated on a prorated basis.

- Severance package of 6 months base pay only during your first year of employment in the event that your employment should terminate other than voluntarily or for cause. Termination of your employment based on the "at-will" status will not abrogate payment of severance benefits to you.

- You will receive a monthly car allowance of **. This will be included on your W-2 and is taxable. Miles driven for ENCAD business will be reimbursed at the rate of $.15 per mile.

 ** CONFIDENTIAL TREATMENT REQUESTED

Charles Sharp
Page 2 of 3


- Relocation Assistance: To assist you with your move to San Diego, ENCAD will assist you with the following relocation expenses, in accordance with the company relocation policies:

     - House hunting trip for up to 3 days, including spouse/partner. This includes coach airfare, lodging, car rental, meals at $30 per person per day with receipts.

     - Shipment of household goods and personal effects, including two autos and storage costs for up to 30 days. o Temporary Housing for up to 3 months in the new location not to exceed **.

     -    Travel for employee and family to final destination.

     - Home Purchase Assistance - Reimbursement of home purchase non-recurring closing costs and 1% loan origination fee.

     - Home Sale Assistance - Reimbursement of commissions and non-recurring closing costs. All home sale activity must be coordinated through PRC Relocation to avoid taxable reimbursements.

     - Relocation allowance of ** (gross) to assist with incidental expenses incurred during the relocation.

     - One time tax gross-up for home purchase, house hunting trip and temporary living expenses.

-    This offer of employment expires at 5:00pm PST on Friday, September 24,
     1999.

The relocation benefit has tax implications and you should consult with your tax accountant about these. Upon acceptance, and when ready to relocate to San Diego, the ABOVE PACKAGE MUST BE COORDINATED THROUGH ENCAD'S RELOCATION SERVICE, PRC (Professional Relocation & Consulting Services). Your contact is Lucy Donaldson who can be reached at **. Ms. Donaldson will explain ENCAD's relocation expense guidelines and coordinate the various aspects of your relocation.

Please note that if you voluntarily terminate or are terminated for cause (as supported by appropriate California or Federal laws, rules, statutes or case precedence) or poor performance within 12 months of your relocation, you will be required to reimburse ENCAD all relocation expenses that were paid by the company. Your signed acceptance of this offer indicates your agreement with this provision.

ENCAD currently extends a medical, dental, life, disability and additional health benefits to all employees as well as three weeks of annual VIP time (Vacation, Illness and Personal time) in accordance with the specific provisions of the policy. ENCAD also offers an attractive Employee Stock Purchase Plan
(ESPP), and a 401(k) Savings/Investment Plan. You are eligible to enroll in the ESPP and 401(k) plans the first calendar quarter following your hire date. You will receive details of these plans during your Orientation Program.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at ENCAD.

 ** CONFIDENTIAL TREATMENT REQUESTED

Charles Sharp
Page 3 of 3


As confirmation of acceptance, please sign and return the enclosed copy of this letter in the enclosed envelope. Your orientation program will be conducted shortly after you begin work, and we will be in contact with you prior to this day.

Chuck, this letter describes the "tangible" components of our offer, just as important are the "intangibles" we can offer you in terms of becoming a member of our team. I sincerely believe that we can provide you with the personal challenges, professional support and job satisfaction you are seeking.

Your signature below will also indicate your understanding that no other promises or representations have been made and that you will be considered an "at-will" employee; either party may end the relationship at any time. This offer is not a contract of employment, and the general terms of employment not addressed herein are subject to change. I will be happy to discuss any questions you might have. We look forward to a mutually rewarding relationship and are pleased that you will be joining us.

Sincerely,

/s/  Sheryl Roland
-------------------------------
Sheryl Roland
Vice President, Human Resources

Accepted:

    /s/   Charles L. Sharp
-------------------------------------         Start Date      10/11/99
Charles Sharp                                             -----------------

                              RELOCATION AGREEMENT

            (Must be signed in order to receive relocation benefits.)

In order to conduct business at ENCAD you have been asked to relocate to San Diego. ENCAD will directly pay or reimburse you for certain relocation expenses in accordance with the provisions of your offer of employment.

If you receive reimbursements or payments from ENCAD related to this relocation, you are expected to remain an employee of ENCAD for at least twelve months following your date of hire. If you are terminated from employment with ENCAD for cause or choose to voluntarily leave ENCAD within that twelve-month period, you must repay the amounts paid to you under this Agreement.

In order to insure such repayment, your signature below will authorize ENCAD, at its option, to withhold from final payment of any amounts due you (other than those covered by applicable laws) the full amount of payments made on your behalf under this Relocation Agreement. If the amounts due you do not cover this repayment, you must make arrangements that are acceptable to ENCAD before your final scheduled workday, and such excess repayment will not be excused.

I understand and agree with the terms listed above.


/s/  Charles L. Sharp
---------------------------------------           Date     9/24/99
Charles Sharp                                         ----------------